EXHIBIT 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Great Western Land and Recreation, Inc. (the “Company”) for the year ended September 30, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Jay N. Torok, Principal Financial Officer of the Company (see explanatory note), certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(3)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(4)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Jay N. Torok
Jay N. Torok
Chairman of the Board and Principal Financial Officer January 18, 2005

This certification is made solely for purpose of 18 U.S.C. Section 1350, subject to the knowledge standard contained therein, and not for any other purpose. This certification is not being filed as part of this Report or as a separate disclosure document.

Explanatory note: Ron O’Connor resigned as Chief Financial Officer effective November 19, 2004. Jerome L. Joseph was appointed Chief Financial Officer effective December 15, 2004. However, because Mr. Joseph was not the Company’s Chief Financial Officer for the period covered by this report, Jay N. Torok has been by the Company’s Board of Directors to act as the Principal Financial Officer for purposes of filing this report